UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2007
INTERNATIONAL FIGHT LEAGUE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-21134	04-2893483

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
424 West 33rd Street, Suite 650, New York, NY 10001
(Address of Principal Executive Offices)(Zip Code)
(212) 356-4000
(Registrant’s Telephone Number
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) International Fight League, Inc. (the “Company”) previously entered into an Agreement and General Release, dated April 2, 2007, with Salvatore A. Bucci, the Company’s Chief Financial Officer, Executive Vice President and Treasurer, whereby Mr. Bucci would resign from his positions with the Company on June 30, 2007 and the Company would make certain payments to Mr. Bucci. The Company and Mr. Bucci have amended this agreement by entering into an Amended and Restated Agreement and General Release, dated June 19, 2007.
Under this amended agreement, Mr. Bucci will continue in his position of Chief Financial Officer, Executive Vice President and Treasurer of the Company through September 30, 2007, unless the Company requests Mr. Bucci to resign before that date. Mr. Bucci will be paid a salary of $20,000 per month from July 1, 2007 to September 30, 2007, regardless of whether the Company elects to have Mr. Bucci resign before September 30, 2007. Under the original agreement, Mr. Bucci was to receive a one-time payment of $40,000 on June 29, 2007, followed by six monthly payments of $15,000 per month from July 2007 to December 2007, for a total of $130,000. Under the new arrangement, Mr. Bucci will receive the $130,000 in two payments: $60,000 on June 29, 2007 and $70,000 on September 28, 2007. The Company will also make a $10,000 payment directly to Mr. Bucci’s law firm for services rendered to Mr. Bucci in connection with these agreements. The remaining terms of the original agreement are substantially unchanged.
Mr. Bucci will continue to serve as a director of the Company until the 2007 annual stockholders meeting scheduled for June 28, 2007, at which time he will be resign from the board, unless Mr. Bucci resigns earlier.
Item 9.01 — Financial Statements and Exhibits.
See the Exhibit Index attached to this report, which is incorporated herein by reference.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FIGHT LEAGUE, INC.
By:	/s/ Michael C. Keefe
Name:	Michael C. Keefe
Title:	President, Legal and Business Affairs

Date: June 22, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Amended and Restated Agreement and General Release, dated June 19, 2007, between Salvatore A. Bucci and International Fight League, Inc.